SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                     [ ]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
[X] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                                   ----------

                              WIDEPOINT CORPORATION
                (Name of Registrant as Specified in its Charter)

                                   ----------

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

[Logo]

                             WIDEPOINT CORPORATION
                         One Lincoln Centre, Suite 1100
                        Oakbrook Terrace, Illinois 60181

                                                              November 17, 2003

Dear Stockholder:

     We are pleased to invite you to attend our Annual Meeting of Stockholders. This year it will be held on Thursday, December 18, 2003, at 10:00 a.m., local time, at the Company's offices located at One Lincoln Centre, Suite 1100, Oakbrook Terrace, Illinois 60181. The primary business of the meeting will be to elect a director and to ratify the selection of independent accountants.

     A Notice of the Annual Meeting and the Proxy Statement follow. You will also find enclosed a proxy card. We invite you to attend the meeting in person, but if this is not feasible, we think it advisable for you to be represented by proxy. Therefore, if you cannot attend the meeting, we urge you to sign the enclosed proxy card and mail it promptly in the return-addressed, postage-prepaid envelope provided for your convenience.

                                        Sincerely,

                                        /s/ Steve L. Komar
                                        ------------------

                                        Steve L. Komar
                                        Chairman of the Board and
                                        Chief Executive Officer

                              WIDEPOINT CORPORATION
                         One Lincoln Centre, Suite 1100
                        Oakbrook Terrace, Illinois 60181

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

     Notice is hereby given that the Annual Meeting of Stockholders of Widepoint Corporation, a Delaware corporation (the "Company"), will be held at the Company's offices, located at One Lincoln Centre, Suite 1100, Oakbrook Terrace, Illinois 60181 on Thursday, December 18, 2003, at 10:00 a.m., local time, for the following purposes:

     1. To elect one person as a Class III director of the Company to serve for a three-year period until the Annual Meeting of Stockholders in the year 2006; and

     2. To ratify the selection of Grant Thornton, LLP as the independent accountants for the Company for the current fiscal year; and

     3. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on November 12, 2003 are entitled to notice of, and to vote at, the Annual Meeting.

                                        By order of the Board of Directors,

                                        /s/ James T. McCubbin
                                        ---------------------

                                        James T. McCubbin
                                        Secretary

November 17, 2003

                             YOUR VOTE IS IMPORTANT

Please date, sign and promptly return the enclosed proxy so that your shares may be voted in accordance with your wishes.

Mail the proxy to us in the enclosed envelope, which requires no postage if mailed in the United States.

The giving of the proxy does not affect your right to vote in person should you attend the meeting.

                              WIDEPOINT CORPORATION
                         One Lincoln Centre, Suite 1100
                        Oakbrook Terrace, Illinois 60181

                                 PROXY STATEMENT

                                     GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Widepoint Corporation, a Delaware corporation ("WDPT" or the "Company"), of proxies of stockholders to be voted at the Annual Meeting of Stockholders to be held at the Company's offices, located at One Lincoln Centre, Suite 1100, Oakbrook Terrace, Illinios 60181 at 10:00 a.m., local time, on Thursday, December 18, 2003, and any and all adjournments thereof.

     Any stockholder executing a proxy retains the right to revoke it at any time prior to its being exercised by giving notice to the Secretary of the Company.

     This Proxy Statement and the accompanying proxy are being mailed or given to stockholders of the Company on or about November 17, 2003.

                                VOTING SECURITIES

     As of November 5, 2003, a total of 15,579,913 shares of common stock of the Company, par value $.001 per share ("Common Stock"), which is the only class of voting securities of the Company, were issued and outstanding. All holders of record of the Common Stock as of the close of business on November 12, 2003, are entitled to one vote for each share held at the Annual Meeting, or any adjournment thereof, upon the matters listed in the Notice of Annual Meeting. Cumulative voting is not permitted.

     Shares of Common Stock represented by proxy will be voted according to the instructions, if any, given in the proxy. Unless otherwise instructed, the person or persons named in the proxy will vote (1) FOR the election of the nominee for director listed herein (or their substitutes in the event any of the nominees is unavailable for election); (2) FOR the ratification of the selection of Grant Thornton LLP as the independent accountants for the Company for the current fiscal year; and (3) in their discretion, with respect to such other business as may properly come before the meeting.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting. The number of shares represented at the meeting in person or by proxy will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

     The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers, regular employees or other agents of the Company in person or by telephone.

                      PROPOSAL ONE -- ELECTION OF DIRECTORS

     The Company's Board of Directors is classified into the following three classes of directors, with approximately one-third of the directors serving in each such class of directors and with one class of directors being elected at each annual meeting of stockholders of the Company to serve for a term of three years or until their successors are elected and take office as provided below:

CLASS I -- TERM EXPIRES AT THE 2004 ANNUAL MEETING OF STOCKHOLDERS

     Mark F. Mirabile
     G. W. Norman Wareham

CLASS II -- TERM EXPIRES AT THE 2005 ANNUAL MEETING OF STOCKHOLDERS

     Steve L. Komar
     James T. McCubbin

CLASS III -- TERM EXPIRES AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS

     James Ritter

     The Bylaws of the Company provide that the Board of Directors will determine the number of directors to serve on the Board. The Company's Board of Directors presently consists of five members. The five members of the Company's Board of Directors are identified above, with Mark Mirabile having been appointed by the Board of Directors to fill the vacancy for the remaining term of the Class I directorship which resulted after the resignation of Michael Higgins.

     Proxies will be voted at the Annual Meeting, unless authority is withheld, FOR the election of the persons named below who currently are directors of the Company. The Company does not contemplate that the persons named below will be unable or will decline to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy will vote for a substitute, or substitutes, in their discretion. The following table sets forth information regarding the nominees:

                             POSITION WITH              BECAME
NAME                          THE COMPANY      AGE     DIRECTOR
----                          -----------      ---     --------
James Ritter ............   Director          59      1999

     James M. Ritter has served as a director of the Company since December 1999 and Assistant Secretary since December 2002. Mr. Ritter is the retired Corporate Headquarters Chief Information Officer of Lockheed Martin Corporation. Prior to his retirement in February 2001, Mr. Ritter was employed at Lockheed Martin Corporation for over 32 years in various positions involving high level IT strategic planning and implementation, e-commerce development, integrated financial systems, and large-scale distributed systems.

     MANAGEMENT RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEE AS A DIRECTOR OF THE COMPANY.

     The Board of Directors has an Audit and Finance Committee, which conducted four meetings during 2002 and presently consists of Steve L. Komar, G.W. Norman Wareham and James Ritter. Mr. Komar is a director and also serves as the Chief Executive Officer of the Company. Mr. Wareham and Mr. Ritter are independent, non-employee directors. The Audit and Finance Committee is responsible for meeting with the Company's independent accountants to review the proposed scope of the annual audit of the Company's books and records, reviewing the findings of the independent accountants upon completion of the annual audit, and reporting to the Board of Directors with respect thereto. All of the members of the Audit Committee are considered by the Board to be financially literate and at least two, Mr. Wareham and Mr. Komar, are considered by the Board to have accounting or related financial management expertise.

Financial Statement Review.

     The Audit Committee has: (a) reviewed and discussed the audited financial statements with the management of the Company; (b) discussed with the Company's independent auditors, Grant Thornton LLP, the matters required to be discussed by Statement on Auditing Standards No. 61; (c) received from the Company's independent auditors the written disclosures and the letter required by Independence Standard Board Standard No. 1, and has discussed with the Company's independent auditors their independence; and (d) based on the review and discussions referred to in clauses (a), (b) and (c) above, recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2002 for filing with the Securities and Exchange Commission.

Independent Auditors.

     The Company's Board of Directors appointed the accounting firm of Grant Thornton LLP to serve as the Company's independent accountants for the fiscal years ending December 31, 2002 and 2001. During the year ended December 31, 2000 Arthur Andersen LLP acted as the Company's independent accountants. Upon the recommendation of the Audit Committee, the Board has selected Grant Thornton LLP as the Company's independent auditor for fiscal year 2002.

Audit Fees

     The Company paid Grant Thornton LLP approximately $32,000 in audit and review fees for fiscal year 2002.

Financial Information Systems Design and Implementation Fees

     The Company did not pay Grant Thornton LLP any financial information systems design and implementation fees for fiscal year 2002.

All Other Fees

     The Company did not pay Grant Thornton LLP any nonaudit fees for fiscal year 2002.

Audit Committee Composition

     The foregoing report is submitted by the members of the Audit Committee:
G.W. Norman Wareham (Chairman), James Ritter, and Steve L. Komar.

     The Board of Directors also has a Compensation Committee, which conducted two meetings during 2002, presently consists of G.W. Norman Wareham, Steve L. Komar and James Ritter, and is responsible for advising the Board on matters relating to the compensation of officers and key employees and certain of the Company's employee benefit plans. The Board of Directors also has a Nominating Committee, which conducted one meeting during 2002, presently consists of Steve
L. Komar, and James Ritter and is responsible for advising the Board on matters relating to the identification of nominees to the Board of Directors. The Board of Directors met four times during 2002. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and committee(s) on which he served while he was a director and committee member during 2002.

                        COMPENSATION AND RELATED MATTTERS

     The following Summary Compensation Table sets forth the annual salary (column c) and bonus (column d) paid and options granted (column g) during each of the past three years to executive officers of the Company at December 31, 2002 whose annual salary and bonus in 2002 exceeded $100,000.

                           Summary Compensation Table

                                                                              Long-Term Compensation
                                                                            ---------------------------
                                              Annual Compensation                     Awards             Payouts
                                     -------------------------------------- --------------------------- --------
             (a)                (b)      (c)         (d)           (e)             (f)           (g)       (h)
                                                              Other Annual     Restricted                 LTIP
                                        Salary      Bonus     Compensation   Stock Award(s)    Options   Payouts
Name and Principal Position    Year      ($)         ($)         ($) (1)            $          (#) (2)     ($)
---------------------------   ------ ----------- ----------- -------------- ---------------- ---------- --------
James McCubbin .............. 2002    $119,000     $   -0-        $-0-            $-0-       $   -0-      $-0-
 Vice President & Chief       2001    $134,302     $   -0-        $-0-            $-0-       500,000      $-0-
 Financial Officer            2000    $136,855     $92,400        $-0-            $-0-       $   -0-      $-0-

Mark Mirabile ............... 2002    $119,000     $   -0-        $-0-            $-0-       $   -0-      $-0-
 Vice President & Chief       2001    $133,681     $   -0-        $-0-            $-0-       500,000      $-0-
 Operations Officer           2000    $131,250     $ 9,750        $-0-            $-0-        45,000      $-0-

------------
(1) Does not report the approximate cost to the Company of an automobile allowance furnished to the above persons, which amounts do not exceed the lesser of either $50,000 or 10% of the total of the person's annual salary and bonuses for 2002.
(2) Reports the number of shares underlying options granted during each of the respective years.

     The following Option Grants Table sets forth, for each of the named executive officers, information regarding individual grants of options granted in 2002 and their potential realizable value. Information regarding individual option grants includes the number of options granted, the percentage of total grants to employees represented by each grant, the per-share exercise price and the expiration date. The potential realizable value of the options are based on assumed annual 0%, 5% and 10% rates of stock price appreciation over the term of the option.

                               Option Grants Table

                           Individual Grants                                        Potential Realizable
                        -----------------------                                       Value at Assumed
                                     % of Total                                         Annual Rates of
                                      Options                                             Stock Price
                                     Granted to                                         Appreciation for
                         Options     Employees      Exercise                            Option Term (4)
                         Granted     in Fiscal        Price       Expiration   ---------------------------------
Name                     (#) (1)      Year (2)     ($/SH) (3)        Date       0%        5%           10%
----                    ---------   -----------   ------------   -----------   ----   ----------   ----------
Steve Komar .........    500,000       81%           $0.07         7/7/2012     $0     $17,778      $36,123

------------
(1) The reported options were granted by the Company to the named executive officers under the Company's 1997 Stock Option Plan and become exercisable and may be accelerated upon the achievement by the executive officer of certain annual performance criteria set each year by the Compensation Committee of the Company's Board of Directors.
(2) Based on options for a total of 620,000 shares granted to all employees in 2002.
(3) The exercise price is equal to the fair market value on the date of grant of the option.
(4) The potential realizable values shown in the columns are net of the option exercise price. These amounts assume annual compounded rates of stock price appreciation of 0%, 5%, and 10% from the date of grant to the option expiration date, a term of ten years. These rates have been set by the U.S. Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of the Company's Common Stock. Actual gains, if any, on stock option exercises are dependent on several factors including the future performance of the Company's Common Stock, overall stock market conditions, and the optionee's continued employment through the vesting period. The amounts reflected in this table may not actually be realized.

     The following Option Exercises and Year-End Value Table is set forth herein because it sets forth, for each of the named executive officers, information regarding the number and value of unexercised options at December 31, 2002. No options were exercised by such persons during 2002.

        Aggregate Option Exercises and Fiscal Year-End Option Value Table

          (a)                 (b)            (c)                (d)                             (e)
                           Number of        Value      Number of Unexercised            Value of Unexercised
                        Shares Acquired   Realized   Options at FY-End (#) (1)   In-The-Money Options at FY-End ($)
Name                      on Exercise        ($)     Exercisable/Unexercisable     Exercisable/Unexercisable (2)
----                   ----------------- ---------- --------------------------- -----------------------------------
Steve Komar ..........        -0-           -0-         328,000/200,000(3)            $22,960/$14,000
James McCubbin .......        -0-           -0-         301,000/200,000(4)                 $0/$0
Mark Mirabile ........        -0-           -0-         301,000/200,000(5)                 $0/$0

------------
(1) The reported options were granted by the Company to the named executive officer.
(2) Market value of underlying shares at December 31, 2002, minus the exercise price.
(3)  The above-reported options entitle Mr. Komar to purchase from the Company
     (i) 300,000 shares of Common Stock at a price of $0.07 per share through July 7, 2012, pursuant to a stock option granted to him on July 7, 2002 under the Incentive Plan, (ii) 200,000 shares of Common Stock at a price of $0.07 per share through July 7, 2012, under an option granted on July 7, 2002, with such shares vesting at a rate of 100,000 shares annually through January 2, 2004, or by the earlier vesting by the compensation committee,
     (iii) 12,000 shares of Common Stock that may be purchased by Mr. Komar from the Company at a price of $14.06 per share until May 20, 2007, pursuant to a stock option granted to him on May 20, 1997 under the Director Plan, (iv) 6,000 shares of Common Stock that may be purchased by Mr. Komar from the Company at a price of $7.66 per share until March 24, 2008, pursuant to a stock option granted to him on March 24, 1998 under the Director Plan, and
     (v) 10,000 shares of Common Stock that may be purchased by Mr. Komar from the Company at a price of $3.97 per share until December 10, 2008, pursuant to a stock option granted to him on December 10, 1998 under the Director Plan.
(4) The above-reported options entitle Mr. McCubbin to purchase from the Company (i) 1,000 shares of Common Stock at a price of $1.35 per share through July 3, 2010 under an option granted on July 3, 2000, of which 1,000 shares are currently exercisable, (ii) 300,000 shares of Common Stock at a price of $0.17 per share through January 2, 2011, pursuant to a stock option granted to him on January 2, 2001 under the Incentive Plan, and
     (iii) 200,000 shares of Common Stock at a price of $0.17 per share through January 2, 2011, under an option granted on January 2, 2001, with such shares vesting 100,000 shares of Common Stock annually through January 2, 2004 or by the earlier vesting by the compensation committee.
(5) The above-reported options entitle Mr. Mirabile to purchase from the Company (i) 1,000 shares of Common Stock shares at a price of $1.35 per share through July 3, 2010 under an option granted on July 3, 2000, of which 1,000 shares of Common Stock are currently exercisable, (ii) 300,000 Shares of Common Stock at a price of $0.17 per share through January 2, 2011, pursuant to a stock option granted to him on January 2, 2001 under the Incentive Plan, and (iii) 200,000 shares of Common Stock at a price of $0.17 per share through January 2, 2011, under an option granted on January 2, 2001, with such shares vesting 100,000 shares of Common Stock annually through January 2, 2004 or by the earlier vesting by the compensation committee.

     No Long-Term Incentive Plan Awards Table is set forth herein because no long-term incentive plan awards were made to the above-named executive officers during 2002.

Employment Agreements and Arrangements

     On July 1, 2002, the Company entered into an employment agreement with Steve Komar, Chief Executive Officer for the Company. The employment agreement continued through July 1, 2003 with five renewable one-year options, and was renewed and continues through July 1, 2004. The agreement provides for (1) a home office/ automobile expense allowance of $500 per month to cover such expenses incurred in conection with Company business; (2) a phone allowance of $100 per month to cover such expenses incurred in connection with Company business; (3) reimbursement for additional actual business expenses consistent with the Company's existing policies that have been incurred for the benefit of the Company; (4) paid medical and other benefits consistent with the Company's existing policies with respect to key executives of the Company, as such policies may be amended from time to time in the future; and (5) performance incentive bonuses as may be granted annually at the discretion of the Compensation Committee of the Board of Directors.

     On September 1, 1999, the Company entered into employment agreements with each of Michael C. Higgins and James T. McCubbin. Mr. Higgins resigned his position with the Company on December 31, 2001. Mr. Higgins entered into a separation agreement that amended and superseded his employment agreement with the Company upon his resignation. The separation agreement contained non-competition, non-solicitation and non-disclosure provisions restricting Mr. Higgins from employment with any competing business, soliciting or diverting Company employees and customers to a competing business, soliciting or diverting Company employees and customers to a competing business or disclosing the Company's proprietary information to third parties during the term of the separation agreement. The separation agreement provided for a single payment of $95,625 by the Company to Mr. Higgins, representing six (6) months salary at his then current pay rate of $191,250 per annum and the Company paid benefits for six (6) months from his date of resignation in consideration for, among other things, the early termination of Mr. Higgins' employment agreement. In October 2001, Mr. McCubbin volunteered to reduce his current pay rate from $140,000 per annum to $119,000 per annum with an office expense allowance of $500 per month. In July of 2002, the Company entered into a new employment agreement with Mr. McCubbin that continues his current base pay rate of $119,000 per annum with an office expense allowance of $500.00 through July 2003 with five renewable one-year options. The employment agreement was renewed through July 2004.

     On December 14 1998, the Company entered into an employment agreement with Mark Mirabile, Vice President of Sales and Marketing for the Company. The employment agreement was for a three year term and expired on December 14, 2001. The agreement provided for a base salary of at least $130,000 plus a bonus of up to 30% of his annual gross salary bonus and an automobile expense in the amount of $500 per month. Mr. Mirabile voluntarily reduced his pay rate to $119,000 per annum and an automobile expense allowance in the amount of $500 per month. In July 2002, the Company entered into a new employment agreement with Mr. Mirabile that continues his current base pay rate of $119,000 per annum with an automobile allowance of $500.00 through July 2003 with five renewable one-year options. The employment agreement was renewed through July 2004.

Compensation Committee Report on Executive Compensation

     The Compensation Committee consists of Steve L. Komar, G.W. Norman Wareham and James Ritter. The Compensation Committee determines the compensation paid to the Chief Executive Officer and the other executive officers and consultants of the Company. Mr Komar, who is currently serving as the Chief Executive Officer of the Company, does not participate in the determination by the Committee of the compensation paid to the Chief Executive Officer. The Compensation Committee believes that for the Company to be successful long-term and for the Company to increase stockholder value, the Company must be able to hire, retain, adequately compensate and financially motivate talented and ambitious executives. The Compensation Committee attempts to reward executives for both individual achievement and overall Company success.

     Executive compensation is made up of three components:

     Base Salary. An executive's base salary is initially determined by considering the executive's level of responsibility, prior experience and compensation history. Published salaries of executives in similar positions at other companies of comparable size (sales and/or number of employees) is also considered in establishing base salary.

     Stock Options. In 1997, the Company adopted the 1997 Incentive Stock Plan to provide stock option awards to certain executives of the Company and its subsidiaries. The Compensation Committee believes that the granting of stock options is directly linked to increased executive commitment and motivation and to the long-term success of the Company. The Compensation Committee awards stock options to certain executives of the Company and its subsidiaries. Mr Komar, who is currently serving as the Chief Executive Officer of the Company, does not participate in the determination by the Committee of any stock options to be granted to the Chief Executive Officer. The Compensation Committee uses both subjective appraisals of the executive's performance and the Company's performance and financial success during the previous year to determine option grants.

     Bonus. The Company has also implemented an executive bonus program for certain of its executives. Such bonuses are based, in part, on the Company's financial performance during the previous fiscal year including achievement of gross revenue and net income targets. In addition, objective individual measures of performance compared to the individual's business unit profit performance may be considered. A subjective rating of the executive's personal performance may also be considered. Bonuses may be paid in cash or Company Common Stock or a combination of cash and Company Common Stock. Bonuses are typically linked to a percentage of base salary.

     In early 2002, the Compensation Committee recommended to the Board of Directors and the Board of Directors approved a compensation package for the Company's Chief Operations Officer, Mark Mirabile, and the Company's Vice President and Chief Financial Officer, James McCubbin, that included a base salary of approximately $119,000 in 2002 for both Mr. Mirabile and Mr. McCubbin, plus a possible bonus for each of them of up to 100% of their base salary, which represented a decrease in the base salary for both such persons since 1999 due to the declining revenues of the Company. Mr. Mirabile and Mr. McCubbin both voluntarily reduced their base salaries in October 2001 to approximately $119,000 per annum. Receipt of the bonus is subject to the Company's achievement of certain performance criteria, including gross revenue and net income targets. If the performance criteria are not achieved or the executive is no longer employed by the Company (other than for cause termination), a bonus may be awarded in the discretion of the Compensation Committee. No bonuses were awarded in 2002.

     In determining the 2002 compensation packages for these executive officers, the Compensation Committee considered that the Company was conserving its cash and reducing its costs and expenses in response to declining revenues.

     Exceptions to the general principles stated above can be made when the Compensation Committee deems them appropriate and in the best interests of stockholders. The Compensation Committee regularly considers other forms of compensation and modifications of its present policies, and will make changes as it deems appropriate. The competitive opportunities to which the Company's executives are exposed frequently come from private companies or divisions of large companies, for which published compensation data is often unavailable and, therefore, the Compensation Committee's information about such opportunities is often anecdotal.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, establishes a limit on the deductibility of annual compensation for certain executive officers that exceeds $1,000,000 per year unless certain requirements are met. The Company does not anticipate that any employee will exceed such $1,000,000 cap in the near future but will consider whether any necessary adjustments are appropriate if it becomes likely that any executive officer's compensation may exceed the $1,000,000 limit.

                                        Compensation Committee

                                        Steve L. Komar
                                        G. W. Norman Wareham
                                        James Ritter

     The foregoing Compensation Committee report shall not be deemed to be filed with the Securities and Exchange Commission for purposes of the Securities Exchange Act of 1934 (the "1934 Act"), nor shall such report be deemed to be incorporated by reference in any past or subsequent filing by the Company under the 1934 Act or the Securities Act of 1933, as amended (the "1933 Act").

Stock Options

     1997 Stock Incentive Plan. In May 1997, the Board of Directors adopted, and in December 1997 the stockholders of the Company approved, the Company's 1997 Stock Incentive Plan (the "Incentive Plan"), which provides for the award of a variety of equity-based incentives, including stock awards, stock options, stock appreciation rights, phantom shares, performance unit appreciation rights and dividend equivalents (collectively, "Stock Incentives"). The Incentive Plan is administered by a committee, which is presently comprised of Steve L. Komar, G.W. Norman Wareham and James Ritter, and provides for the grant of Stock Incentives officers, key employees and consultants of the Company to purchase up to an aggregate of 3,000,000 shares of Common Stock at not less than 100% of fair market value on the date granted; provided, however that Mr. Komar, who is currently serving as the Chief Executive Officer of the Company, does not participate in the determination by the committee of any Stock Incentives to be granted to the Chief Executive Officer. The vesting and exercisability of any Stock Incentives granted under the Incentive Plan is subject to the determination of and criteria set by the committee. As of November 6, 2003, options to purchase a total of 1,816,000 shares of Common Stock under the Incentive Plan, at prices ranging from $0.07 to $1.35 per share, were outstanding, of which options to purchase 1,025,673 shares were presently exercisable.

     1997 Directors Formula Stock Option Plan. In May 1997, the Board of Directors adopted, and in December 1997 the stockholders of the Company approved, the Company's 1997 Directors Formula Stock Option Plan (the "Director Plan"). Other than Messrs. Komar, Wareham, and Ritter, directors of the Company who are not employed by the Company and who do not perform services for the Company are eligible to receive options under the Director Plan.

     The Director Plan is administered by a committee which presently consists of Messrs. Komar and McCubbin. Options become exercisable when vested and expire ten years after the date of grant, subject to such shorter period as may be provided in the agreement. A total of 140,000 shares of Common Stock are reserved for possible issuance upon the exercise of options under the Director Plan. As of December 31, 2002, options to purchase a total of 68,000 shares of Common Stock had been granted under the Director Plan, at prices ranging from $2.06 to $14.06 per share, of which options to purchase 68,000 shares were vested and presently exercisable.

Directors' Fees

     Directors who are not officers or employees of the Company receive an annual fee of $12,000.

                             AUDIT COMMITTEE REPORT

Overview

     The Board of Directors has an Audit and Finance Committee, which conducted four meetings during 2001 and presently consists of Steve L. Komar, G.W. Norman Wareham and James Ritter. Mr. Komar is a director and also serves as the Chief Executive Officer of the Company. Mr. Wareham and Mr. Ritter are independent, non-employee directors. The Audit and Finance Committee is responsible for meeting with the Company's independent accountants to review the proposed scope of the annual audit of the Company's books and records, reviewing the findings of the independent accountants upon completion of the annual audit, and reporting to the Board of Directors with respect thereto. All of the members of the Audit Committee are considered by the Board to be financially literate and at least two, Mr. Wareham and Mr. Komar, are considered by the Board to have accounting or related financial management expertise.

Financial Statement Review.

     The Audit Committee has: a reviewed and discussed the audited financial statements with the management of the Company; (b) discussed with the Company's independent auditors, Grant Thornton LLP, the matters required to be discussed by Statement on Auditing Standards No. 61; (c) received from the Company's independent auditors the written disclosures and the letter required by Independence Standard Board Standard No. 1, and has discussed with the Company's independent auditors their independence; and (d) based on the review and discussions referred to in clauses (a), (b) and (c) above, recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2001 for filing with the Securities and Exchange Commission.

Independent Auditors.

     The Company's Board of Director's appointed the accounting firm of Grant Thornton LLP to serve as the Company's independent accountants for the fiscal year ending December 31, 2001. During the years ended December 31, 2000 and 1999 Arthur Andersen LLP acted as the firm's independent accountants. Upon the recommendation of the Audit Committee, the Board has selected Grant Thornton LLP as the Company's independent auditor for fiscal year 2002.

Audit Fees

     The Company paid Arthur Andersen LLP approximately $6,500 in review fees for fiscal year 2001 and paid Grant Thornton LLP approximately $41,000 in audit and review fees for the same period.

Financial Information Systems Design and Implementation Fees

     The Company did not pay Arthur Andersen LLP or Grant Thornton LLP any financial information systems design and implementation fees for fiscal year 2001.

All Other Fees

     The Company did not pay Arthur Andersen LLP or Grant Thornton LLP any nonaudit fees for fiscal year 2001.

Audit Committee Composition

     The foregoing report is submitted by the members of the Audit Committee as of the Record Date: G.W. Norman Wareham (Chairman), James Ritter, and Steve L. Komar.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock beneficially owned as of December 31, 2002 by: (i) each person known by the Company to be the beneficial owner of 5% or more of such class of securities,
(ii) each director of the Company and (iii) all directors and officers of the Company as a group.

                                             Number of           Percent of
Directors, Nominees                          Shares of          Outstanding
and 5% Stockholders                      Common Stock (1)     Common Stock (1)
-------------------                      ----------------     ----------------
Michael C. Higgins (2) ..............        1,588,000              10.2%
Michael S. Cannon (3) ...............        1,046,730               7.4%
Steve L. Komar (4) ..................        1,193,000               5.7%
G.W. Norman Wareham (5) .............           28,000               0.1%
James T. McCubbin (6) ...............        1,166,000               7.5%
James M. Ritter (7) .................           13,500               0.1%
Mark Mirabile (8) ...................        1,436,000               9.2%
All directors and officers as a group
 (5 persons) (9) ....................        3,836,500              24.6%

------------
(1) Assumes in the case of each stockholder listed in the above list that all presently exercisable warrants or options held by such stockholder were fully exercised by such stockholder, without the exercise of any warrants or options held by any other stockholders. The address of Mr. Higgins is 12408 Rivers Edge Drive, Potomac, Maryland 20854.
(2) Includes (i) a stock option granted on December 31, 2001, to Mr. Higgins under the Incentive Plan to purchase 100,000 shares of stock at $0.17 until December 31, 2002.
(3) Mr. Cannon died in November 2001. The address of Mr. Cannon prior to his death was PMB 422, 12179 South Apopka Vineland Road, Orlando, Florida.
(4) Includes (i) 865,000 shares of Common Stock purchased by Mr. Komar from the Company on July 8, 2002 in a private transaction without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, (ii) 300,000 shares of Common Stock at a price of $0.07 per share through July 7, 2012, pursuant to a stock option granted to him on July 7, 2002 under the Incentive Plan, (iii) 200,000 shares of Common Stock with such shares vesting at a price of $0.07 per share through July 7, 2012, under an option granted on July 7, 2002, with such shares vesting 100,000 shares annually through January 2, 2004, or by the earlier vesting by the compensation committee, (iv) 12,000 shares of Common Stock that may be purchased by Mr. Komar from the Company at a price of $14.06 per share until May 20, 2007, pursuant to a stock option granted to him on May 20, 1997 under the Director Plan, (v) 6,000 shares of Common Stock that may be purchased by Mr. Komar from the Company at a price of $7.66 per share until March 24, 2008, pursuant to a stock option granted to him on March 24, 1998 under the Director Plan, and (vi) 10,000 shares of Common Stock that may be purchased by Mr. Komar from the Company at a price of $3.97 per share until December 10, 2008, pursuant to a stock option granted to him on December 10, 1998 under the Director Plan.
(5) Includes (i) 12,000 shares of Common Stock that may be purchased by Mr. Wareham from the Company at a price of $14.06 per share until May 20, 2007, pursuant to a stock option granted to him on May 20, 1997 under the Director Plan, (ii) 6,000 shares of Common Stock that may be purchased by Mr. Wareham from the Company at a price of $7.66 per share until March 24, 2008, pursuant to a stockoption granted to him on March 24, 1998 under the Director Plan, and (iii) 10,000 shares of Common Stock that may be purchased by Mr. Wareham from the Company at a price of $3.97 per share until December 10, 2008, pursuant to a stock option granted to him on December 10, 1998 under the Director Plan
(6) Includes (i) 865,000 shares of Common Stock purchased by Mr. McCubbin from the Company on July 8, 2002 in a private transaction without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, (ii) 300,000 shares of Common Stock that may be purchased by Mr. McCubbin from the Company at a price of $0.17 per share until January 2, 2011, pursuant to a stock option granted to him on January 2, 2001, and (iii) includes 1,000 shares of Common Stock that may be purchased by Mr. McCubbin from the Company at a price of $1.35 per share until July 3, 2010, pursuant to a stock option granted to him on July 3, 2000. Does not include (i) 200,000 shares of Common Stock that may be purchased by Mr. McCubbin from the Company at a price of $0.17 per share pursuant to a stock option granted to him on January 2, 2001, with such shares vesting annually through January 2, 2004 or by the earlier vesting by the Compensation Committee.
(7)  Includes (i) 1,500 shares of Common Stock owned directly by Mr. Ritter and
     (ii) 12,000 shares of Common Stock that may be purchased by Mr. Ritter from the Company at a price of $2.06 per share until December 1, 2009, pursuant to a stock option granted to him on December 1, 1999 under the Director Plan. 1, 1999, with such shares vesting on December 1, 2001.
(8) Includes (i) 865,000 shares of Common Stock purchased by Mr. Mirabile from the Company on July 8, 2002 in a private transaction without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, (ii) 270,000 shares of Common Stock issued to Mr. Mirabile in connection with the Company's prior acquisition of Eclipse, (iii) includes 300,000 shares of Common Stock that may be purchased by Mr. Mirabile from the Company at a price of $0.17 per share until January 2, 2011, pursuant to a stock option granted to him on January 2, 2001, and (iv) includes 1,000 shares of Common Stock that may be purchased by Mr. Mirabile from the Company at a price of $1.35 per share until July 3, 2010, pursuant to a stock option granted to him on July 3, 2000. Does not include (i) 200,000 shares of Common Stock that may be purchased by Mr. Mirabile from the Company at a price of $0.17 per share pursuant to a stock option granted to him on January 2, 2001, with such shares vesting annually through January 2, 2004 or by the earlier vesting by the Compensation Committee.
(9)  Includes the shares referred to as included in notes (2), (4), (5), (6),
     (7), and (8) above. Does not include the shares referred to as not included in notes (3), (6), and (8) above.

                             STOCK PERFORMANCE CHART

     The following chart compares the cumulative total stockholder return for the Common Stock of the Company (and its predecessors) with the NASDAQ Stock market (U.S.) Index, the NASDAQ Computer & Data Processing Industry Index, the Russell 2000, and the RDG Technology Composite since December 31, 1997. The Company in an effort to provide a more relevant comparative return has included the Russell 2000 and the RDG Technology Composite.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                          AMONG WIDEPOINT CORPORATION,
          THE NASDAQ STOCK MARKET (U.S.) INDEX, THE RUSSELL 2000 INDEX,
                 THE NASDAQ COMPUTER & DATA PROCESSING INDEX AND
                       THE RDG TECHNOLOGY COMPOSITE INDEX

[THE FOLLOWING DATA WAS REPRESENTED AS A LINE CHART IN THE PRINTED MATERIAL]

                               12/97     12/98     12/99     12/00     12/01     12/02
WidePoint Corporation         $100.00   $ 53.21   $ 32.12   $  2.29   $  1.83   $  2.20
NASDAQ (U.S.) Index            100.00    140.99    261.48    157.42    124.89     86.34
NASDAQ C&DP Index              100.00    178.39    392.44    180.62    145.44    100.29
Russell 2000                   100.00     97.45    118.17    114.60    117.45     93.39
RDG Technology Composite       100.00    176.09    348.88    216.36    158.21     93.38

*$100 invested on 12/31/97 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

                                          1997           1998           1999           2000          2001          2002
                                      ------------   ------------   ------------   -----------   -----------   -----------
WidePoint Corporation .............     $100.00        $ 53.21        $ 32.12        $  2.29       $  1.83        $  2.20
NASDAQ (U.S.) Index ...............      100.00         140.99         261.48         157.42        124.89          86.34
NASDAQ C&DP Index .................      100.00         178.39         392.44         180.62        145.44         100.29
Russell 2000 ......................      100.00          97.45         118.17         114.60        117.45          93.39
RDG Technology Composite ..........      100.00         176.09         348.88         216.36        158.21          93.38

The foregoing Stock Performance Chart shall not be deemed to be filed with the Securities and Exchange Commission for purposes of the 1934 Act, nor shall such material be deemed to be incorporated by reference in any past or subsequent filing by the Company under the 1934 Act or the 1933 Act.

                     PROPOSAL TWO -- INDEPENDENT ACCOUNTANTS

     The Company's Board of Directors has appointed the accounting firm of Grant Thornton LLP to serve as the Company's independent accountants for the current fiscal year ending December 31, 2003. The firm was retained during 2001 as part of a bid process to replace the Company's prior Independent Accountants, Arthur Andersen, LLP. They have performed their duties efficiently and professionally since their appointment. Grant Thornton is highly regarded in its field and has a thorough understanding of the Company's business. A resolution will be presented at the Annual Meeting to ratify the appointment by the Company's Board of Directors of Grant Thornton, LLP to serve as the Company's independent public accountants for the current fiscal year. A majority vote is required for ratification. A representative of Grant Thornton, LLP will be present at the Annual Meeting to answer any questions concerning the Company's financial statements and to make a statement if he desires to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE RATIFICATION OF AUDITORS.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Statements of Changes in Beneficial Ownership of Securities on Form 4 are required to be filed before the end of the second business day following the day on which the change in beneficial ownership occurred. The Company believes that all reports of securities ownership and changes in such ownership required to be filed during 2002 were timely filed.

                           2003 STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 2003 Annual Meeting, which presently is expected to be held in May 2003, must be received by the Secretary of the Company, One Lincoln Centre, Suite 1100 Oakbrook Terrace, Illinois 60181, no later than January 15, 2004, in order for them to be considered for inclusion in the 2004 Proxy Statement. A shareholder desiring to submit a proposal to be voted on at next year's Annual Meeting, but not desiring to have such proposal included in next year's proxy statement relating to that meeting, should submit such proposal to the Company by February 28, 2004 (i.e., at least 45 days prior to the expected date of the mailing of the proxy statement). Failure to comply with that advance notice requirement will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the proxy statement.

                                  OTHER MATTERS

     Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed Proxy will vote said Proxy in accordance with their discretion.

                                        By Order of the Board of Directors

                                        WIDEPOINT CORPORATION

                                        /s/ James T. McCubbin
                                        ---------------------


                                        James T. McCubbin
                                        Secretary

November 17, 2003

                                      PROXY

                              WIDEPOINT CORPORATION
                         One Lincoln Centre, Suite 1100
                        Oakbrook Terrace, Illinois 60181

     This proxy is solicited by the Board of Directors for the ANNUAL MEETING OF STOCKHOLDERS of WidePoint Corporation, a Delaware corporation (the "Company"), on December 18, 2003, 10:00 a.m., local time.

     The undersigned appoints James McCubbin and Steve Komar, and each of them, a proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.001 per share, of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on December 18, 2003, or at any adjournment thereof, with all powers the undersigned would have if personally present.

--------------------------------------------------------------------------------

                                      Please mark your votes as indicated in [X] this example

The Board of Directors recommends voting FOR the following proposals:

1.   To Elect Director                WITHHOLD          James Ritter
     FOR the nominee                 AUTHORITY
     Listed to the right        to vote for the
     (except as marked to the   nominee listed to the   (INSTRUCTION: To withhold authority for the nominee,  write that nominee's
     contrary)                  right                   name on the space provided below). _______________________________________

               [_]                      [_]

2.   Proposal to ratify the selection of Grant          3.   In their discretion the Proxies are authorized to vote upon such other
     Thornton, LLP as the independent                        business as properly may come before the meeting.
     accountants for the Company for the current
     fiscal year.

 FOR               AGAINST               ABSTAIN          FOR               AGAINST               ABSTAIN

 [_]                 [_]                   [_]            [_]                 [_]                   [_]

Sign exactly as your name appears hereon. When signing in a representative or fiduciary capacity, indicate title. If shares are held jointly, each holder should sign.

Date _______________________________, 2003

__________________________________________

__________________________________________
Signature of Stockholder(s)

THE SHARES WILL BE VOTED AS DIRECTED ABOVE, AND WITH RESPECT TO OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING AS THE PROXIES SHALL DECIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.